CHANGE IN CONTROL

                      OPTION VESTING ACCELERATION AGREEMENT

         This change in control option vesting acceleration agreement (this "Agreement") is made this ____ day of ____________, 1997, by and between Arterial Vascular Engineering, Inc. (the "Company") and ____________ ("Employee").

         WHEREAS, Employee has recently been employed as the ___________________ of the Company; and

         WHEREAS, the Company wishes to arrange for the continued availability of Employee's services to the Company; and

         WHEREAS, Employee desires to serve the Company.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Employee enter into this Agreement.

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of the Agreement, the following terms shall have the meanings set forth below:

         1.1 "Annual Base Salary" means Employee's annual base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding (i) the Change in Control or (ii) the Covered Termination, whichever is greater.

         1.2 "Change in Control" means the occurrence of any of the following events:

                           (a) (i) the  stockholders  of the  Company  approve a
merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) the stockholders of the Company approve either a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of fifty percent (50%) or more of the Company's assets;

                           (b) any  person  (as  such  term is used in  Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company's outstanding common stock; or

                           (c) a  change  in the  composition  of the  Company's
Board of Directors (the "Board") within a three (3)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who (i) are directors of the Company on the date of this Agreement or (ii) are directors that were nominated by the Company.

         Notwithstanding the foregoing, "Incumbent Directors" shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

         1.3 "Constructive Termination" means that the Employee voluntarily terminates his employment after any of the following are undertaken without Employee's express written consent:

                           (a) the  assignment  to  Employee  of any  duties  or
responsibilities which result in any diminution or adverse change of Employee's position, status or circumstances of employment as in effect immediately prior to a Change in Control of the Company; a change in Employee's titles or offices as in effect immediately prior to a Change in Control of the Company which results in any diminution or adverse change of Employee's position, status or circumstances of employment; or any removal of Employee from or any failure to re-elect Employee to any of such positions, except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement or any other voluntary termination of employment by Employee other than a Constructive Termination;

                           (b) a reduction by the Company in  Employee's  Annual
Base Salary by greater than ten (10) percent;

                           (c) any  failure by the Company to continue in effect
any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Employee is participating at the time of a Change in Control of the Company (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would materially adversely affect Employee's participation in or reduce Employee's benefits under the Benefit Plans or deprive Employee of any fringe benefit enjoyed by Employee at the time of a Change in Control of the Company; provided, however, that no Constructive Termination shall be deemed to occur following a Change in Control of the Company if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans as determined in good faith by the Company;

                           (d)  a  relocation  of  Employee,  or  the  Company's
principal offices if Employee's principal office is at such offices, to a location more than forty (40) miles from the location at which Employee was performing his duties prior to a Change in Control of the Company, except for required travel by Employee on the Company's business to an extent substantially consistent with Employee's business travel obligations at the time of a Change in Control of the Company;

                           (e)  any  material  breach  by  the  Company  of  any
provision of this Agreement; or

                           (f)  any   failure  by  the  Company  to  obtain  the
assumption of this Agreement by any successor or assign of the Company.

         1.4 "Covered Termination" means an Involuntary Termination or a Constructive Termination occurring in either case within one (1) year following a Change in Control. No other event shall be a Covered Termination for purposes of this Agreement.

         1.5 "Involuntary Termination" means Employee's dismissal or discharge by the Company (or, if applicable, by the successor entity) for reasons other than commission of a felony or any other crime involving moral turpitude, repeated failure to perform services in accordance with the requests of superiors within the context of Employee's duties, or the commission of a material fraud, misappropriation, embezzlement or other act of gross dishonesty on the part of Employee which resulted in material loss, damage or injury to the Company.

         The termination of an Employee's employment would not be deemed to be an "Involuntary Termination" if such termination occurs as a result of the death or disability of Employee.



                                    ARTICLE 2

                            EMPLOYMENT BY THE COMPANY

         2.1 Responsibilities. Employee shall devote his full time and attention during normal business hours to the business affairs of the Company, except for reasonable vacations and for illness or incapacity. Nothing in this Agreement, however, shall preclude Employee from devoting reasonable time required for serving as a director or member of any committee of any organization involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, and from managing his personal affairs, provided that such activities do not materially interfere with the regular performance of duties and responsibilities under this Agreement.

         2.2 Term of Agreement. This Agreement shall remain in full force and effect so long as Employee is employed by Company; provided, however, that the rights and obligations of the parties hereto contained in Articles 3 and 4 shall survive any termination for the longer of (i) one year from the date of the Agreement or (ii) one year following a Covered Termination.

                                    ARTICLE 3

           OPTION VESTING ACCELERATION; ALTERNATIVE SEVERANCE BENEFITS

         3.1 Stock Option Vesting Acceleration;  Alternative Severance Benefits.
(a) All stock options held by Employee shall become fully vested and exercisable immediately upon the occurrence of a Covered Termination; provided, however, that if the Board, upon receipt of a written opinion of the Company's independent auditors, (i) determines that the enforcement of this subsection 3.1(a) would preclude accounting for any proposed business combination involving a Change in Control as a "pooling of interests" and (ii) otherwise desires to approve a proposed Change in Control business combination which requires as a condition to the closing of such transaction that it be accounted for as a "pooling of interests," then this subection 3.1(a) shall become null and void and of no force or effect, and Employee shall instead, upon the occurrence of a Covered Termination, be entitled to the severance benefits set forth in subsection 3.1(b). For purposes of this subsection 3.1(a), the Board's determination shall require the unanimous approval of the non-employee members of the Board.

         (b) In the event that subsection 3.1(a) becomes null and void pursuant to its terms, then Employee shall receive from the Company, upon the occurrence of a Covered Termination, a cash amount equal to 100% of his total taxable compensation (including, without limitation, salary, bonus and other compensation) received from or payable by the Company during the 12-month period ending on the date of the Covered Termination.

         3.2 Employee Agreement and Release Prior to Receipt of Benefits. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement in connection with the occurrence of a Covered Termination, Employee shall, as of the date of a Covered Termination, execute an employee agreement and release in substantially the form attached hereto as Exhibit A ("Agreement and Release"). Such Agreement and Release shall specifically relate to all of Employee's rights and claims in existence at the time of such execution and shall confirm Employee's obligations under the Company's standard form of proprietary information agreement. It is understood that Employee has twenty-one (21) days to consider whether to execute such Agreement and Release and Employee may revoke such Agreement and Release within seven (7) business days after execution of such Agreement and Release. In the event Employee does not execute such Agreement and Release within the twenty-one
(21) day period, or if Employee revokes such Agreement and Release within the seven (7) business-day period, no benefits shall be payable or otherwise become effective under this Agreement and this Agreement shall be null and void.

         3.3 Further Action. To the extent that Employee's stock option agreements evidencing outstanding stock options do not provide for the following, such agreements shall hereby be deemed to be amended (unless subsection 3.1(a) becomes null and void) to provide for full vesting of stock options upon the occurrence of a Covered Termination; provided, however, that to the extent that an amendment would result in a charge to earnings for the Company, no such amendment shall be deemed made until the earlier of (i) such time as the aforementioned

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

adverse effects shall not result from such amendment and (ii) immediately prior to the occurrence of a Covered Termination.

         3.4 Certain Reductions in Payments or Benefits. (a) In the event that any payments or other benefits received or to be received by Employee pursuant to this Agreement ("Payments") would (1) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) but for this Section 3.4, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, in accordance with this Section 3.4, such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in Employee's receipt of Payments that are greater than the net amount that Employee would receive hereunder (after application of the Excise Tax) if no reduction is made. The amount of required reduction, if any, shall be the smallest amount so that Employee's net proceeds with respect to the Payments (after taking into account payment of any Excise Tax) shall be maximized, as determined by Employee. Employee's determination of any required reduction pursuant to this subsection 3.4(a) shall be conclusive and binding upon the Company. The Company shall reduce Payments in accordance with this subsection 3.4(a) only upon written notice from Employee indicating the amount of such reduction, if any. If the Internal Revenue Service (the "IRS") determines that a Payment is subject to the Excise Tax, then subsection 3.4(b) shall apply.

         (b) If, notwithstanding any reduction described in subsection 3.4(a) (or in the absence of any such reduction), the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of Payments, then Employee shall be obligated to pay back to the Company, within thirty (30) days after final IRS determination, an amount of the Payments equal to the "Repayment
Amount." The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Employee's net proceeds with respect to the Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on the Payments. If the Excise Tax is not eliminated pursuant to this subsection 3.4(b), Employee shall pay the Excise Tax.

         3.5 Certain Deferral of Payments. Notwithstanding the other provisions of this Agreement, to the extent that any amounts payable pursuant to this Agreement would not be deductible by the Company for federal income tax purposes on account of the limitations of Section 162(m) of the Code, the Company may defer payment of such amounts to the earliest one or more subsequent calendar years in which the payment of such amounts would be deductible by the Company.

         3.6 Non-Alienation of Benefits. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.

                                    ARTICLE 4

                               GENERAL PROVISIONS

         4.1 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or five (5) days after mailing by first class mail, to the Company at its primary office location and to Employee at his address as listed in the Company's payroll records. Any payments made by the Company to Employee under the terms of this Agreement shall be delivered to Employee either in person or at his address as listed in the Company's payroll records.

         4.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         4.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         4.4 Complete Agreement. This Agreement, including Exhibit A and other written agreements referred to in this Agreement, constitutes the entire agreement between Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

         4.5 Amendment or Termination of Agreement. This Agreement may be amended or terminated only upon the mutual written consent of the Company and Employee. The written consent of the Company to an amendment or termination of this Agreement must be approved by the Compensation Committee of the Board after such amendment or termination has been approved by such committee.

         4.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         4.7 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         4.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

         4.9 Arbitration. Any controversies or claims among the parties arising out of or relating to this Agreement or any breach thereof that are not resolved by their mutual agreement, shall, upon demand of either party, be submitted to final and binding arbitration before J.A.M.S./ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this agreement by filing a written demand for arbitration with J.A.M.S./ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of either J.A.M.S./ENDISPUTE's Streamlined Arbitration Rules and
Procedures (if the amount in dispute does not exceed $250,000) or J.A.M.S./ENDISPUTE's Comprehensive Arbitration Rules and Procedures (if the amount in dispute exceeds $250,000) in effect at the time of filing of the demand for arbitration. The parties will cooperate with J.A.M.S./ENDISPUTE and with one another in selecting an arbitrator from J.A.M.S./ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith. The arbitrator, in his or her discretion, shall be authorized to award the prevailing party reimbursement of the costs and fees of J.A.M.S./ENDISPUTE and the arbitrator, and reimbursement for its reasonable attorneys' fees, disbursements (inlcuding, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and costs arising from the arbitration; provided, however, that until any such order is issued, the parties shall bear equally the costs and fees of J.A.M.S./ENDISPUTE and the arbitrator. The arbitration will be conducted in San Francisco, California. The arbitrator's decision may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the party against whom enforcement is ordered. The arbitrator is specifically authorized to grant injunctive relief, either as part of the final decision or prior to the final decision. The parties desire that the courts promptly enforce all injunctive relief granted prior to final decision as though it were part of the final decision, even though such enforcement may be requested prior to final decision.

         4.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

         4.11 Non-Disclosure. The parties mutually agree not to disclose publicly the fact that they are parties to this Agreement except to the extent that disclosure is mandated by applicable law.

         4.12 Construction. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

ARTERIAL VASCULAR ENGINEERING, INC.         EMPLOYEE


By:
     ------------------------------------   ------------------------------------
     Bradly A. Jendersee
     Duly Authorized by the Compens.        Name:
     Committee of the Board of Directors


Spousal Consent

Spousal consent not applicable (check if true)  ___________

Spousal consent applicable: I hereby consent to this Agreement for purposes of any community property interest I may have in the foregoing arrangements. I have had the opportunity to seek independent counsel with regard to this consent and have either consulted with counsel or voluntarily waive the right to such counsel.



-------------------------------------    ----------   --------------------------
         Signature of Spouse               Date         Printed Name of Spouse





Exhibit A: Employee Agreement and Release

                                    EXHIBIT A


                         EMPLOYEE AGREEMENT AND RELEASE

         I understand and agree completely to the terms set forth in the foregoing agreement.

         I hereby confirm my obligations under the Company's standard form of proprietary information agreement.

         Except as  otherwise  set forth in this  Agreement,  I hereby  release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third-party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress; any and all tort claims for personal injury; any and all claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation(other than any claim for benefits expressly contemplated by the Agreement); claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

         In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company


                                       By:
                                           -------------------------------------
                                           Name:

                                      Date:
                                           -------------------------------------